UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2022

SeaWorld Entertainment, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35883	27-1220297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6240 Sea Harbor Drive, Orlando, Florida		32821
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 226-5011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SEAS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer and Treasurer

On June 17, 2022, SeaWorld Entertainment, Inc. (the “Company”) announced the appointment of Ms. Michelle (“Chelle”) Adams as Chief Financial Officer and Treasurer of the Company, effective as of June 17, 2022 (the “Effective Date”).

Prior to becoming the Company’s Chief Financial Officer and Treasurer, Ms. Adams, 49, served as the Chief Financial Officer of The Cosmopolitan of Las Vegas (the “Cosmopolitan”) from April 2015 until June 2022 where Ms. Adams was responsible for oversight of the Cosmopolitan’s day-to-day external and internal accounting and reporting functions, including planning, implementing, managing and controlling all financial-related activities of the Cosmopolitan. Prior to that, Ms. Adams served as the Cosmopolitan’s Corporate Controller from May 2014 until April 2015 and as the Chief Internal Auditor from August 2012 until April 2014. Prior to joining the Cosmopolitan, Ms. Adams was the partner in charge of the Hospitality and Gaming Group at RubinBrown LLP and before that was a Manager at Deloitte & Touche LLP. Ms. Adams holds a bachelor’s degree in accounting from Truman State University and is a Certified Public Accountant.

There are no arrangements or understandings between Ms. Adams and any other persons pursuant to which Ms. Adams was elected to serve as Chief Financial Officer and Treasurer.  There are no family relationships between Ms. Adams and any director or executive officer of the Company, and there are no transactions between Ms. Adams and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Former Chief Financial Officer, Treasurer, and Interim Chief Accounting Officer

Ms. Elizabeth Castro Gulacsy previously announced her intention to retire from her current positions at the Company effective December 31, 2022 or upon appointment of her successor.  As such, Ms. Gulacsy has stepped down from the position of Chief Financial Officer, Treasurer, and Interim Chief Accounting Officer of the Company, effective June 16, 2022 and will continue to remain with the Company for the next several months and then serve in a consulting capacity for an extended period to ensure a smooth transition.

Chief Financial Officer and Treasurer Offer Letter of Employment

Pursuant to Ms. Adam’s Offer Letter of Employment, Ms. Adams will receive: (i) an annual base salary of $400,000; (ii) an annual bonus opportunity with a target amount equal to 100% of Ms. Adams’ base salary, payable in cash and/or Company common stock consistent with the terms and conditions of the Company’s 2022 annual bonus plan; and (iii) a long-term incentive opportunity with a target amount equal to 200% of Ms. Adams’ base salary (which in 2022 will be a prorated  long-term award based on her date of hire).  In addition, Ms. Adams will receive: (i) a one-time grant of a number of Options determined by dividing $1,500,000 by the stock price of the Company’s common stock, at the close of trading on the day prior to the Effective Date (the “Start Date Price Per Share”) and with an exercise price equal to the Start Date Price Per Share, with such Options vesting in three equal annual installments over the first three anniversaries of the date of grant; (ii) a one-time grant of a number of Restricted Stock Units with a grant date fair value of $1,500,000 based on the stock price at the close of trading on the date of the Offer Letter, with such Restricted Stock Units vesting in three equal annual installments on the first three anniversaries of the date of grant; (iii) a one-time grant of a number of Performance Stock Units with a grant date fair value of $1,500,000 and determined in accordance with the Company’s 2022 performance-vesting long term equity incentive plan; and (iv) the number of Performance Stock Units for the 2022 long-term equity incentive plan award with a full-year grant date fair value of $800,000, except prorated based on the Effective Date, and determined in accordance with the Company’s 2022 performance-vesting long term equity incentive plan, each pursuant to the Company’s 2017 Omnibus Incentive Plan and the applicable award agreement.

Ms. Adams will also be eligible to receive a grant of non-qualified matching stock options on a 1-for-1 basis if she invests in the common stock of the Company during the first open trading window following June 15, 2022 (or, if she cannot then purchase shares during such period because of applicable securities laws, the first open trading window during which she can purchase such shares) up to a maximum of $2,000,000 of Company common stock purchased.  The matching stock options will cliff vest on the third anniversary of the date of grant and are subject to accelerated vesting on the first anniversary of a change of control, subject to continued employment, or a termination without cause or resignation for good reason following a change of control. Ms. Adams will also participate in the Company’s Key Employee Severance Plan.

Item 7.01 Regulation FD Disclosure.

A press release announcing the appointment of Ms. Adams as Chief Financial Officer and Treasurer is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description

99.1	Press release dated June 17, 2022 announcing the CFO appointment
104	Cover page interactive data filed (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: June 17, 2022	By:	/s/ G. Anthony (Tony) Taylor
	Name:	G. Anthony (Tony) Taylor
	Title:	Chief Legal Officer, General Counsel and Corporate Secretary